Exhibit 99.1

EzFill Announces 2024 Third Quarter Financial Results

— Revenue Increased 13% Year Over Year to $7.0 Million From $6.2 Million —

— Gross Profit Increased 74% From The Prior Year Period–

—EBITDA Improved 15% from the Prior Year Period—

— 1.9 Million Gallons Delivered, Up 26% From The Prior Year Period –

—Converted $13.5 Million Debt into Equity—

—Recieved $1.4 Million Investment—

MIAMI, FL, November 14, 2024 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended September 30, 2024 (“3Q24” or “third quarter 2024”).

3Q 24 Highlights (in US$, except gallons delivered)

	Q3 2024	Q3 2023
Financial Highlights
Revenue	6,985,962	6,163,682
Gross Profit	606,825	349,725
Adjusted EBITDA*	(1,091,334)	(1,286,890)
Operating Highlights
Total Gallons Delivered	1,872,524	1,486,199

* See end of this press release for reconciliation to US GAAP

Commenting on the third quarter results, Interim CEO Yehuda Levy stated, “In Q3 2024, EzFill delivered another quarter of strong growth, thanks to the unwavering dedication of our team and the trust our customers place in us. Our focus on operational excellence and our commitment to innovation continue to drive our progress and enhance our ability to meet the evolving needs of the market. We are excited by the strategic partnerships and new accounts we’ve secured this quarter, which position us for even greater success as we move forward. Our mission remains clear, to lead the way in delivering convenience and sustainability, while accelerating the growth of our business. We look forward to closing the Yoshi transaction and expanding our operations into four new states in the coming months.”

Third Quarter 2024 Financial Results

During the third quarter of 2024, the Company reported revenue of approximately $7.0 million, up from approximately $6.2 million in the prior year period, a 13% increase, primarily due to a 26% increase in gallons delivered. Total gallons delivered in the third quarter of 2024 were 1,872,524 compared to 1,486,199 in the prior year period, reflecting new customers in existing markets and optimizing the volume of gallons per delivery. Average fuel margin per gallon was $0.71 for the quarter compared to $0.67 for the prior year period. Approximately 74% growth in gross profit year over year, from $0.35 million to $0.61 million, due to higher fuel margins and increased fees, as well as improved operational efficiencies.

Cost of sales was approximately $6.4 million for the third quarter of 2024 compared to approximately $5.8 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets.

Operating expenses, excluding depreciation and amortization, were approximately $2.0 million for the third quarter of 2024, compared to approximately $1.7 million in the prior year period. The increase was primarily due to increases in payroll, stock compensation, marketing and public company expenses as we continue to achieve efficiencies in our operations.

Depreciation and amortization decreased to $0.27 million in the third quarter of 2024 from $0.28 million in the prior year period.

Interest expense increased to $5.6 million in the third quarter of 2024 from $0.62 million in the prior period due to increased borrowing from related parties. Notably, in Q3 2024, the Company incurred significant interest expense related to the conversion of debt of approximately $4.5 million. In addition, the Company incurred a loss on extinguishment of debt from a related party of $907,500 in the third quarter of 2024.

The net loss in the third quarter of 2024 was $(8.1) million, compared to $(2.2) million in the prior year due to the aforementioned interest expense. Loss per share decreased in the quarter to $(1.95) from $(1.46) in the prior year period, attributable to the aforementioned interest expense.

Adjusted EBITDA loss in the third quarter of 2024 was $(1.1) million as compared to Adjusted EBITDA loss of $(1.3) million in the third quarter of 2023, an improvement of approx. 15%. The improvement in adjusted EBITDA reflects both the improved margin and the operating cost efficiencies.

Balance Sheet

At September 30, 2024, the Company had a cash position of approximately $0.8 million, compared with approximately $0.2 million at year end 2023. The Company had approximately $1.3 million of working capital as of the quarter end.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry, in companies such as Booster and Yoshi. As the only company to provide fuel delivery in three verticals – consumer, commercial, and specialty including marine and construction equipment, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release except as may be required under applicable securities law.

For further information, please contact:

Investor and Media Contact

TraDigital IR

John McNamara

john@tradigitalir.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended September 30, 2024 and 2023:

	Three Months Ended September 30,
	2024	2023
Net loss	$(8,075,509)	$(2,226,738)
Interest expense	5,601,813	622,777
Depreciation and amortization	269,561	278,442
Loss on debt extinguishment – related party	907,500	-
Stock compensation	205,301	38,629
Adjusted EBITDA	$(1,091,334)	$(1,286,890)

Gallons delivered	1,872,524	1,486,199
Average fuel margin per gallon	$0.71	$0.67

EzFill Holdings, Inc. and Subsidiary

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the Three Months Ended September 30,
	2024	2023

Sales - net	$6,985,962	$6,163,682

Costs and expenses
Cost of sales	6,379,137	5,813,957
General and administrative expenses	1,950,288	1,684,340
Depreciation and amortization	269,561	278,442
Total costs and expenses	8,598,986	7,776,739

Loss from operations	(1,613,024)	(1,613,057)

Other income (expense)
Interest income	-	9,096
Other income	60,250	-
Interest expense (including amortization of debt discount)	(5,601,813)	(622,777)
Loss on sale of marketable debt securities - net	-	-
Loss on debt extinguishment – related party	(907,500)
Impairment of fixed assets	(13,422)	-
Total other income (expense) - net	(6,462,485)	(613,681)

Net loss	$(8,075,509)	$(2,226,738)

Preferred stock dividend - payable on Series A convertible preferred stock - to be issued in common stock	(55,486)	-
Preferred stock dividend - payable on Series B convertible preferred stock - to be issued in common stock	(29,348)	-

Net loss available to common stockholders - basic and diluted	$(8,160,343)	$(2,226,738)

Loss per share - basic and diluted	$(1.95)	$(1.46)

Weighted average number of shares - basic and diluted	4,184,152	1,526,533

EzFill Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets

Current Assets
Cash	$828,185	$226,985
Accounts receivable - net	1,554,534	1,192,340
Inventory	102,685	134,057
Due from related party	17,150	-
Prepaids and other	192,474	220,909
Total Current Assets	2,695,028	1,774,291

Property and equipment - net	2,524,868	3,310,187

Operating lease - right-of-use asset	121,438	297,394

Operating lease - right-of-use asset - related party	230,606	286,397

Deposits	49,063	49,063

Total Assets	$5,621,003	$5,717,332

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$881,827	$845,275
Accounts payable and accrued expenses - related parties	-	72,428
Notes payable - net	212,716	946,228
Notes payable - related parties - net	-	4,802,115
Operating lease liability	135,984	246,880
Operating lease liability - related party	76,742	72,034
Dividends payable (common stock) - related parties	84,834	-
Total Current Liabilities	1,392,103	6,984,960

Long Term Liabilities
Notes payable - net	512,618	353,490
Operating lease liability	-	69,128
Operating lease liability - related party	157,917	215,960
Total Long Term Liabilities	670,535	638,578

Total Liabilities	2,062,638	7,623,538

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock - $0.0001 par value; 5,000,000 shares authorized none issued and outstanding, respectively	-	-
Convertible Preferred stock - Series A, $0.0001 par value; 513,000 shares designated 363,000 and none issued and outstanding, respectively	36
Convertible Preferred stock - Series B, $0.0001 par value; 150,000 shares designated 140,000 and none issued and outstanding, respectively	14
Common stock - $0.0001 par value, 500,000,000 shares authorized 6,208,073 and 1,806,612 shares issued and outstanding, respectively	621	181
Common stock issuable (0 and 104,000 shares, respectively)	-	10
Additional paid-in capital	62,298,941	43,410,653
Accumulated deficit	(58,741,247)	(45,317,050)
Total Stockholders’ Equity (Deficit)	3,558,365	(1,906,206)

Total Liabilities and Stockholders’ Equity (Deficit)	$5,621,003	$5,717,332